Exhibit 77(I) and 77Q1(a): Terms of new or amended securities

Amendments to Declaration and Agreement of Trust of Lord Abbett Investment Trust

An Amendment to the Declaration and Agreement of Trust of Lord Abbett Investment Trust (the “Trust”), effective on December 15, 2010, is hereby incorporated by reference to Post-Effective Amendment No. 62 to Lord Abbett Investment Trust (the “Trust”) Registration Statement filed on May 3, 2011. The Amendment (i) established pursuant to Section 5.3 of the Declaration and Agreement of Trust, a new series of shares of the trust to be designated the “Lord Abbett Short Duration Real Return Fund” and (ii) established pursuant to Section 5.3 of the Declaration and Agreement of Trust, the following classes of the Lord Abbett Short Duration Real Return Fund: Class A; Class C; Class F; Class I; Class R2 and Class R3.

An Amendment to the Declaration and Agreement of Trust effective on January 27, 2011, is hereby incorporated by reference to Post-Effective Amendment No. 62 to the Trust’s Registration Statement filed on May 3, 2011. The Amendment changed the name of the existing Lord Abbett Short Duration Real Return Fund of the Trust to “Lord Abbett Inflation Focused Fund.”